Exhibit 5.1

King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036-4003 www.kslaw.com

August 6, 2009

Cellu Tissue Holdings, Inc.

1855 Lockeway Drive

Suite 501

Alpharetta, Georgia 30004

Re: Cellu Tissue Holdings, Inc. — Registration Statement on Form S-4 relating to $255,000,000 aggregate principal amount of 11½% Senior Secured Notes Due 2014

Ladies and Gentlemen:

We have acted as counsel to Cellu Tissue Holdings, Inc., a Delaware corporation (the “Company”), Cellu Tissue LLC, Cellu Tissue — Long Island, LLC and Cellu Tissue — Thomaston, LLC, each a Delaware limited liability company, Menominee Acquisition Corporation, Cellu Tissue Corporation — Natural Dam and Cellu Tissue Corporation — Neenah, each a Delaware corporation, Van Paper Company, a Mississippi corporation, Van Timber Company, a Mississippi corporation, Interlake Acquisition Corporation Limited, a Nova Scotia corporation, Coastal Paper Company, a Virginia general partnership and Cellu Tissue — CityForest LLC, a Minnesota limited liability company (collectively the “Guarantors”), in connection with the proposed offer by the Company to exchange $255,000,000 aggregate principal amount of its 11½% Senior Secured Exchange Notes due 2014 (the “New Notes”) for all of its outstanding 11½% Senior Secured Notes due 2010 (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

In our capacity as such counsel, we have reviewed the Indenture (the “Indenture”), dated as of June 3, 2009, among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”).  We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.  We have relied, as to the matters set forth therein, on certificates of public officials.  As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company, and of certain officers of the Company.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.     the New Notes have been duly authorized by the Company and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, such New Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to the enforcement of remedies to bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; and

2.     when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, each Guarantee will constitute the valid and legally binding obligation of its respective Guarantor signatory, enforceable against such Guarantor in accordance with its terms, subject as to the enforcement of remedies to bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded and there will not have occurred any change in the law affecting the validity or enforceability of such New Notes.  We have also assumed that the issuance and delivery of the New Notes will not, at or prior to the time of delivery of the New Notes, violate any applicable law and will not, at or prior to the time of delivery of the New Notes, result in a violation of any provision of any instrument of agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Insofar as this opinion relates to the guarantee by the Guarantors under their respective Guarantees, we have assumed the adequacy of the consideration that supports the agreements of the Guarantors and the solvency and adequacy of capital of the Guarantors.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the States of New York and Georgia, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  We have relied on opinions of Grey, Plant, Mooty, Mooty & Bennett, P.A.; Watkins, Ludlam, Winter & Stennis, P.A.; and Stewart McKelvey Stirling Scales, as to certain matters of Minnesota, Mississippi and Nova Scotia law.  With respect to Coastal Paper Company, we have assumed that (i) it is a general partnership validly existing under the laws of the Commonwealth of Virginia; (ii) it has the partnership power to execute, deliver and carry out the terms of the Guarantee; (iii) the execution and delivery by Coastal Paper Company of the Guarantee, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby have been duly authorized by all requisite partnership action on the part of Coastal Paper Company; (iv) the execution and delivery of the Guarantee by Van Paper Company, a Mississippi corporation, is the only action necessary for the due execution and delivery by Coastal Paper Company of the Guarantee.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.  This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.  This opinion may not be furnished to or relied upon by a person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm as having passed on the validity of the New Notes under the caption “Legal matters” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP